Exhibit 99.1

Air Lease Announces Stockholder Approval of Merger Agreement with Sumitomo Corporation, SMBC Aviation Capital, Apollo and Brookfield

LOS ANGELES, California, December 18, 2025 – Air Lease (NYSE: AL) announced today that its Class A common stockholders have voted to approve the previously announced definitive merger agreement, dated as of September 1, 2025, pursuant to which Air Lease will be acquired by a new holding company named Sumisho Air Lease Corporation DAC, based in Dublin, Ireland, whose shares will be held by Sumitomo Corporation, SMBC Aviation Capital Limited, and investment vehicles affiliated with Apollo managed funds and Brookfield. On the closing of the transaction, Air Lease will be renamed Sumisho Air Lease Corporation. Under the terms of the merger agreement, at the closing of the transaction, Air Lease Class A common stockholders will receive $65.00 in cash for each share of Class A common stock of Air Lease held immediately prior to the effective time of the merger.

Holders of approximately 80.7% of the shares of Class A common stock outstanding as of the close of business on November 3, 2025, the record date for the special meeting, voted in favor of the approval and adoption of the merger agreement. The final voting results of the special meeting will be included in a Current Report on Form 8-K filed by Air Lease with the U.S. Securities and Exchange Commission.

John L. Plueger, Chief Executive Officer and President of Air Lease, said, “We are pleased with the results from our special meeting and thank our stockholders for their support. Today marks a major milestone for Air Lease. We look forward to completing this transaction.”

The transaction is expected to close in the first half of 2026, subject to the satisfaction of the closing conditions set forth in the merger agreement and discussed in detail in the definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission by Air Lease on November 4, 2025, as supplemented on November 28, 2025.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements.

All statements, other than historical facts, including statements regarding the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions; the expected benefits of the merger; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (i) one or more closing conditions to the merger, including regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; (ii) the business of Air Lease may suffer as a result of uncertainty surrounding the merger and there may be challenges with employee retention as a result of the pending merger; (iii) the merger agreement contains restrictions on Air Lease’s ability to incur additional debt, which may negatively impact its liquidity and ability to maintain its investment grade ratings; (iv) the merger may involve unexpected costs, liabilities or delays; (v) legal proceedings have been and may continue to be initiated related to the merger; (vi) changes in economic conditions, political conditions and changes in laws or regulations may occur; (vii) an event, change or other circumstance may occur that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); and (viii) other risk factors as detailed from time to time in Air Lease’s reports filed with the Securities and Exchange Commission (the “SEC”), including Air Lease’s Annual Report on Form 10-K for the year ended December 31, 2024, and Air Lease’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, which are available on the SEC’s website (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

In addition, new risks and uncertainties may emerge from time to time, and it is not possible for Air Lease to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Air Lease expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect actual results or events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Air Lease (NYSE: AL)

Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. The company routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Jason Arnold	Ashley Arnold
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com